Exhibit (a)(1)(A)

EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
Telephone: (714) 662-5600

OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

January 21, 2004

THE OFFER AND THE WITHDRAWAL RIGHTS DESCRIBED HEREIN WILL EXPIRE AT
11:59 P.M. PACIFIC TIME ON FEBRUARY 24, 2004, UNLESS WE EXTEND THE OFFER.

     Beginning on January 21, 2004, Emulex Corporation is offering eligible employees the opportunity to exchange eligible options to purchase shares of our common stock for a designated number of new options to be granted under the Emulex Corporation Employee Stock Option Plan. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange.

     Although our Board of Directors and our stockholders have approved the offer, neither Emulex nor our Board of Directors makes any recommendations as to whether or not you should accept our offer to exchange all or a portion of your eligible options. The decision to accept our offer to exchange all or a portion of your eligible options is an individual one. You should consider a variety of factors when making your decision, including the risk factors set forth in this Offer to Exchange and in the reports we file with the Securities and Exchange Commission. You also should consult your personal financial or tax advisors regarding the financial and tax effects to you of an option exchange.

     Our common stock is quoted on the New York Stock Exchange under the symbol “ELX.” On January 16, 2004, the latest practicable date prior to the finalization of this document, the closing price of our common stock as reported on the New York Stock Exchange was $30.60 per share. We recommend that you obtain current market quotations for the common stock before deciding whether to exchange all or a portion of your eligible options pursuant to this offer. You may obtain market quotations in the Wall Street Journal or another financial newspaper or web site. However, regardless of the market price of Emulex common stock during the offer period, the exercise price of the new options will be equal to the market price of the common stock on the replacement option grant date (which is currently expected to be on or about August 26, 2004).

     If you have questions about this stock option exchange program, contact Kathy Cole either by e-mail addressed to kathy.cole@emulex.com, or by telephone at (714) 885-3685.

     This exchange offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of the transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

     We have not authorized any person to make any recommendation or representation with respect to this exchange offer or to give you any information in connection with this offer other than the information contained in this Offer to Exchange and the related offering documents filed by us with the Securities and Exchange Commission. If any other person makes any recommendation or representation to you or gives you any information relating to this exchange offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

TABLE OF CONTENTS

SUMMARY OF TERMS	1
RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION	10
THE OFFER	13
INFORMATION ABOUT EMULEX	25
FINANCIAL INFORMATION	26
INTERESTS OF OUR DIRECTORS AND OFFICERS	27
TRANSACTIONS AND ARRANGEMENTS INVOLVING OUR STOCK OPTIONS	27
ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE	28
STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER	28
LEGAL MATTERS; REGULATORY APPROVALS	29
MATERIAL TAX CONSEQUENCES	29
FEES AND EXPENSES	32
ADDITIONAL INFORMATION	32
FORWARD-LOOKING STATEMENTS	34
MISCELLANEOUS	35
APPENDIX A FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS	A-1
APPENDIX B OFFICERS AND DIRECTORS	B-1

SUMMARY OF TERMS
OF
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

January 21, 2004

Response Due by 11:59 p.m., Pacific Time
On Tuesday, February 24, 2004, Unless this Offer is Extended

     Through a question and answer format, the following summary explains the important terms of our offer to exchange your eligible options for new options to be granted under our Employee Stock Option Plan. This explanation will assist you in deciding whether to exchange your eligible options. This summary serves only as an introduction, and we urge you to read carefully the remainder of this Offer to Exchange in order to fully educate yourself on the details of the offer. Unless otherwise noted, cross-referenced text refers to pages within this Offer to Exchange.

1.  What is the stock option exchange program?

     Our stock option exchange program is a voluntary program permitting eligible employees to exchange eligible options currently held by you for new options with a new exercise price. The exact number of new options to be granted to you will depend on the number of options held by you that are eligible to be exchanged, the exercise price of those options and the number of those options that you elect to exchange. The new options will be granted on a day that is at least six months and one day following our acceptance and cancellation of the eligible options. We currently expect the replacement grant date to be on or about August 26, 2004.

2.  What is the purpose of the stock option exchange program?

     Stock options are designed to further the growth and development of our business by providing employees an incentive to promote and contribute to the success of our business, to increase their interest in our welfare, align their interests with those of our stockholders, and to encourage their long-term employment with us. We are proposing the stock option exchange program because, as a result of the economic slowdown of the past three years and the resulting deterioration in the stock price of technology companies in general and storage sector companies such as Emulex in particular, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These “out-of-the-money” options are no longer effective as an incentive to motivate and retain these employees. For more details regarding the purpose of the offer, see “THE OFFER — Purpose of the Offer” beginning on page 15.

3.  Who is eligible to participate in the stock option exchange program?

     You are eligible to participate in the stock option exchange program only if you:

•	are an employee of Emulex or a subsidiary on January 21, 2004, and continuously through the day eligible options are accepted by us for exchange and cancellation;

•	are not a director or officer of Emulex (as determined at the expiration of this offer);

•	hold at least one eligible option on January 21, 2004; and

•	you have not received an option grant from Emulex during the six months prior to January 21, 2004.

4.  Which of my options are eligible for exchange?

     Options to purchase shares of our common stock having an exercise price between $30.04 and $109.03 and an expiration date at least six months after the date the existing option is surrendered for exchange. All outstanding options that meet these criteria and that are held by eligible employees will be eligible for exchange. This is the case whether or not the options are vested and regardless of the Emulex stock option plan under which they originally were granted.

5.  Do I have to participate in the stock option exchange program?

     No. Participation in the stock option exchange program is completely voluntary. If you are an eligible employee, you may accept our offer to exchange all or a portion of your eligible options on the terms and conditions described in this Offer to Exchange, or you may decline our offer. If you wish to decline the offer, no further action by you is required. Your decision to participate or not participate will not affect your employment with us in any way.

6.  How many new options will I receive in the exchange?

     The number of new options you can expect to receive is set forth in your personalized election form, which will be provided to you separately (see Question 27 on page 7). The number is based on the number and value of the eligible options you elect to exchange. In light of the wide variety of exercise prices of the eligible options, we have categorized the eligible options into three tiers, based on their exercise prices. The following table sets forth the exchange ratios (i.e., the number of eligible options exchangeable for one new option) that apply to each tier of eligible options:

As an Example, if
	Exchange Ratio	You Exchanged
	(old options	Options to Purchase 100
Exercise Price Range	to new options)	Shares, You Would Receive

$30.04 -$49.75	1.25 to 1	80 shares
$50.06 - $98.50	1.50 to 1	66 shares
$102.00 - $109.03	1.75 to 1	57 shares

New option grants calculated in accordance with the exchange ratios set forth above will be rounded down to the nearest whole share on a grant-by-grant basis, see “THE OFFER — Number of Options” beginning on page 4.

7.  How were the exchange ratios determined?

     We determined the value of the eligible options and the new options in consultation with independent third-party consultants. The exchange will not be a one-for-one option exchange for employees because we have determined it to be in the best interest of our stockholders to establish a “value-for-value” based program. If we did not offer to exchange options at rates that reduce the overall number of options outstanding, it would eliminate a key benefit to stockholders and could have affected their decision to approve the stock option exchange program. See “THE OFFER — Number of Options” beginning on page 14 for more details regarding the determination of the exchange ratios.

8.  Must I satisfy any additional eligibility requirements in order to receive the new options?

     Subject to limited exceptions, in order to receive new options, you must be employed by Emulex or a subsidiary on the date the new options are granted (currently expected to be on or about August 26, 2004), and you must not have received an option grant from Emulex during the six months prior to the date the new options are granted. For information regarding the exceptions to these eligibility requirements, see “THE OFFER — Eligible Employees” beginning on page 13.

9.  When will the offer expire?

     The offer will expire at 11:59 p.m. Pacific Time, on February 24, 2004, unless we decide to extend the offer. We currently have no plans to extend the offer beyond this scheduled expiration time and date. However, we have discretion to extend the offer if we so choose. See “THE OFFER — Expiration Date; Extension of the Offer,” beginning on page 15 for more details regarding the expiration of the offer and potential extensions of the offer.

10.  How will I know if the offer has been extended?

     If we decide to extend the offer, we will announce the new expiration time and date no later than 9:00 a.m. Pacific Time on February 25, 2004. We expect to make any such announcement to you by e-mail or, if you do not have access to e-mail, by fax or by hard copy memorandum delivered to your work or home address. However, we can make this announcement in any manner reasonably designed to inform you of the change. See “THE OFFER — Expiration Date; Extension of the Offer” beginning on page 15 for more details regarding potential extensions of the offer.

11.  When will the new options be granted?

     The new options will be granted on a day that is at least six months and one day after we accept and cancel your surrendered options. We currently expect to accept and cancel options that are surrendered by eligible employees on February 25, 2004, and to grant the new options on or about August 26, 2004 (but in no event sooner than six months and one day following cancellation of the surrendered options). See “THE OFFER — Acceptance of Options for Exchange and Issuance of New Options” beginning on page 17 for more details on the new grant.

12.  Is the replacement grant date subject to change?

     Yes. Although we expect to grant the new options on the first business day that is at least six months and one day after we accept and cancel your surrendered options, we have discretion to delay the replacement grant date to a later date that is more administratively practicable. For more details, see “THE OFFER — Acceptance of Options for Exchange and Issuance of New Options” beginning on page 17, “THE OFFER — Conditions of the Offer” beginning on page 22, and “LEGAL MATTERS; REGULATORY APPROVALS” beginning on page 29.

13.  Why won’t the new options be granted immediately after the expiration date of the offer?

     In order to achieve the accounting treatment we desire for the program, we cannot grant the new options for at least six months and one day after we accept and cancel your surrendered options. See “ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE” beginning on page 28 for more details. Also, the terms of the stock option exchange program as approved by our Board of Directors and stockholders require that we wait at least six months and one day after we accept and cancel your surrendered options to grant the new options.

14.  What will the exercise price of the new options be?

     All new options will be granted with an exercise price equal to the closing price of Emulex’s common stock as reported on the New York Stock Exchange on the date the new options are granted (which is currently expected to be on or about August 26, 2004).

     We cannot predict the exercise price of the new options or guarantee that the new options will have a lower exercise price than your eligible options. The exercise price for the new options may be higher, lower or the same as the exercise price of the eligible options you exchange. See “RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION — Risks Related to the Exchange Offer” beginning on page 10.

15.  What will the vesting schedule of the new options be?

     At the time of grant, the new options will be vested in the same proportion as the surrendered options. The remaining proportional number of unvested options will be vested ratably over eight quarters commencing on the nine month anniversary of the date of grant of the new options and on each three month anniversary of the date of grant thereafter. However, no portion of the new options issued in the stock option exchange program may be exercised for a six month period following the new grant date. As a result, regardless of whether the surrendered options are currently vested, the new options may not be exercised for a period of at least one year following the date the existing options are surrendered. See, “THE OFFER — Summary of Important Dates of the Offer” beginning on page 18.

16.  When will the new options expire?

     Regardless of the remaining term of the surrendered options, the new options will expire on the earlier of:

•	six and three quarters (6.75) years from the new date of grant,

•	one year following termination of your employment due to your death or permanent disability,

•	the date your employment terminates if such termination is for cause as determined by Emulex, and

•	three months following termination of your employment or, if later, nine months following the grant date of the new options, in the event termination is for reasons other than death, permanent disability or cause.

     See Questions 18 through 21 on pages 5 and 6 below and “THE OFFER – Terms of Our Employee Stock Option Plan and the New Option – Term” beginning on page 20.

17.  What will happen to my surrendered options after the offer period expires?

     If all conditions of the offer are met prior to the expiration of the offer period, then promptly following expiration of the offer period we intend to accept for exchange and immediately cancel all eligible options that you properly elected to exchange and did not withdraw prior to the election deadline. We anticipate that such acceptance will occur on February 25, 2004, which is the first business day following the end of the offer period. Once we have accepted the options you elected to exchange, you no longer will be entitled to those options, and those options will be irrevocably cancelled by Emulex. Instead, you will be entitled to receive new options on the replacement grant date, provided that you are employed by Emulex or a subsidiary on that date. See “THE OFFER — Acceptance of Options for Exchange and Issuance of New Options” beginning on page 17 and “STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER” beginning on page 28.

     It is extremely likely that we will accept and cancel the options you elect to exchange promptly after the expiration of the offer period. However, in the unlikely event that we do not accept and cancel your options within 40 business days after the beginning of the offer period, you will have the right to withdraw the options (under rules of the Securities and Exchange Commission) until such time as we do accept and cancel your surrendered options. Because we intend to accept and cancel all options surrendered for exchange on or about February 25, 2004, you should not anticipate having any right to withdraw your election after the February 24, 2004 expiration date of the offer.

18.  What happens if I elect to participate in the exchange program but my employment with Emulex or a subsidiary terminates before my eligible options are accepted for exchange and cancelled?

     If your employment with Emulex or a subsidiary terminates for any reason at any time before we accept and cancel your surrendered options, you will be treated as if you elected not to participate in the exchange and your eligible options will be governed in accordance with their terms and conditions.

19.  What happens if my employment with Emulex or a subsidiary terminates after my options are cancelled for reasons other than my death or permanent disability?

     Termination during the time period from cancellation of eligible options to replacement grant date:

     You must also be an employee on the grant date of the new options to receive the new options, except in the event of your death or permanent disability, in which case your estate or you will receive all of the number of options you would have otherwise received. Therefore, if you surrender your old options for exchange and your employment terminates, whether voluntarily or involuntarily, for reasons other than your death or permanent disability before the new options are granted, you will not receive any new options or any other compensation for the cancelled options.

     Termination during the time period from the grant date for the new options to six months following the grant date for the new options:

     At the time of grant, the new options will be vested in the same proportion as the surrendered options. However, no portion of the new options issued in the stock option exchange program may be exercised for a six month period following the new grant date. As a result, if your employment terminates, whether voluntarily or involuntarily, for reasons other than your death, permanent disability or cause (as determined by Emulex) after the grant date of the new options but before six months following such new option grant date, upon expiration of the six month period following the new grant date, you will only be entitled to exercise that portion of the new option as was vested at the time of its grant and which has not otherwise expired. If your employment is terminated for cause, as determined by Emulex, you will lose any of the new options granted. See Question 16 on page 4 above and “THE OFFER – Terms of Our Employee Stock Option Plan and the New Option – Term” beginning on page 20.

20.  What happens if I die or become permanently disabled after my options are cancelled?

     Death or permanent disability during the time period from cancellation of eligible options to replacement grant date:

     If you die or become permanently disabled after we accept and cancel your surrendered options, but before the new options are granted, your estate or legal beneficiary will receive on the replacement grant date the portion of the new options that would have been fully vested on the new option grant date had you still been employed by us. The new options granted to your estate or legal beneficiary through this exchange program will be fully vested on the date of grant and your estate or legal beneficiary will have one year from the date of your death or permanent disability to exercise the new options; provided, however, that no such exercise may occur during the six month period following the grant date for the new options.

     Termination during the time period from the grant date for the new options to six months following the grant date for the new options:

     If you become permanently disabled or die within six months after the new options are granted, you or your estate or legal beneficiary will have one year following your permanent disability or death to exercise the new options; provided, however, that no such exercise may occur during the six month period following the grant date for the new options.

21.  What if I am on a leave of absence during the offer period or at the time of the replacement grant?

     If your leave of absence has been approved in advance by Emulex or a subsidiary, you will be treated as if you are employed by Emulex or the subsidiary for purposes of participating in the exchange program and receiving the new option grant.

22.  What if Emulex enters into a merger or is acquired by another company after my eligible options are accepted for exchange and cancelled?

     Although we are not anticipating any such merger or acquisition, if Emulex merges with or is acquired by another entity after your eligible options are accepted and cancelled, but before the new options are granted, the resulting entity would be bound to grant the new options under the same terms as provided in the Offer to Exchange. However, as part of the terms of the acquisition, you might receive different securities or cash in exchange for your surrendered options. The type of consideration you receive, if any, in exchange for your eligible options and the number of shares subject to any new options granted would be determined by the acquisition agreement between us and the acquiror and would be based on the same principles applied to any other Emulex options outstanding at the time of the acquisition. Depending on the ratio applied to convert our common stock into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares you would have received from the acquiror if you had not participated in the exchange offer. Also, if you reside in a non-U.S. jurisdiction, the type and amount of consideration you would receive could vary depending on the specific facts and circumstances and local laws in your jurisdiction.

     If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our employees prior to the grant of new options under this option exchange program. If your employment is terminated by an acquiring company after your eligible options are accepted and cancelled but before the replacement grant date, you will (subject to the terms of the acquisition agreement between us and the acquiror) still receive the full amount of the replacement grant that you would have been entitled to receive if you continued to be employed by Emulex on that date, unless prohibited or impractical under local law.

23.  What if there is a stock split, reverse stock split or other recapitalization of Emulex?

     In the event we have a stock split, reverse stock split, other recapitalization or other event affecting the shares and price of our common stock, we will adjust the exchange ratios accordingly. For example, in the case of a stock split, the number of new options would be increased and the exercise price would be decreased proportionately to reflect the amount of the stock split. However, a new issuance of Emulex common stock in connection with a financing, acquisition transaction or conversion of existing options or other convertible securities will not, by itself, result in any adjustment to the exchange ratios. See “THE OFFER — Terms of Our Employee Stock Option Plan and the New Options — Adjustments” beginning on page 21.

24.  Is there any way to get my options back after they have been cancelled?

     No. Once we have accepted the options you elect to exchange, they will be cancelled irrevocably. Because they will be cancelled, you will no longer have any rights to the options.

25.  Will I be eligible to receive other option grants before the new options are granted?

     No. We do not intend to grant any options between now and the replacement grant date to employees who participate in the stock option exchange program.

26.  If I decide to participate in the exchange program, do I have to exchange all of my eligible options?

     If you have received multiple option grants, you will not be obligated to exchange all of your old options and will be free to exchange as few or as many of your old options as you wish. However, you must surrender the entire amount of a particular option grant and may not surrender only a portion of an individual grant.

27.  How can I obtain the details regarding my eligible options?

     We have prepared a personalized election form for each eligible employee identifying which of your options are eligible for exchange, and indicating the number of new options you would be entitled to receive in the exchange offer. We will be distributing your personalized election form to you by fax or hard copy delivered to your work or home address. You also can obtain a copy of your personalized election form by contacting Kathy Cole at kathy.cole@emulex.com or at 714-885-3685.

28.  Will the terms and conditions of the new options be the same as the terms and conditions of my eligible options?

     No. The terms and conditions of your eligible options will not apply to the new options. All new options will be granted and administered under our Employee Stock Option Plan. The new options will be evidenced by a new stock option agreement between you and Emulex. The form of this stock option agreement is attached to this Offer to Exchange as Appendix A. By electing to exchange all or a portion of your eligible options through this stock option exchange program, you are agreeing to all of the terms and conditions of the new stock option agreement. For a more detailed description of the terms and conditions of the new options, see Questions 14 through 23 beginning on page 4 and “THE OFFER — Terms of Our Employee Stock Option Plan and the New Options” beginning on page 18. See also “MATERIAL TAX CONSEQUENCES ” beginning on page 29.

29.  Will the new options be nonqualified stock options or incentive stock options for U.S. federal income tax purposes?

     All new options granted through the stock option exchange program will be nonqualified stock options for U.S. federal income tax purposes. This is the case even if one or more of the eligible options you elected to exchange were incentive stock options for U.S. federal income tax purposes. Nonqualified stock options have significantly different tax consequences than incentive stock options, including taxability to the holder of the option at the time of exercise as opposed to the time of sale of the underlying shares. See “MATERIAL TAX CONSEQUENCES” beginning on page 29.

30.  Will I have to pay taxes if I exchange eligible options?

     Whether you have to pay taxes in connection with the exchange of options depends on where you are subject to tax. If you are subject to tax in the United States, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of exchange or at the time we grant new options to you. If you are subject to tax outside the United States, the tax consequences vary depending on the countries in which you are subject to tax. You should consult with your own legal and/or tax advisor to determine the specific tax consequences relevant to your participation in the stock option exchange program. We are not able to provide any tax information beyond that set forth in this Offer to Exchange.

31.  What do I need to do to exchange my eligible options?

     You will receive a personalized election form with instructions for exchanging your options by fax or hard copy distribution to your work or home address. To exchange all or a portion of your eligible options, you must deliver your properly completed, signed and dated election form to Emulex, Attention: Kathy Cole by interoffice mail, personal delivery or fax to (714) 641-0172.

     ALL ELECTIONS MUST BE SUBMITTED TO EMULEX BY INTEROFFICE MAIL, FACSIMILE OR BY PERSONAL DELIVERY. ELECTIONS SUBMITTED TO EMULEX BY OTHER MEANS WILL NOT BE ACCEPTED.

     The deadline for electing to exchange eligible options is 11:59 p.m. Pacific Time on February 24, 2004, unless we extend the offer period. If we do not receive a faxed or personally delivered, properly completed, signed and dated election form from you before the election deadline, your eligible options will remain outstanding and you will be treated as if you elected not to participate in the exchange. See “THE OFFER — Procedures for Making an Election and Exchanging Options” beginning on page 16 for more details.

32.  Can I change my election with respect to particular options?

     Yes. You may change your election at any time before the offer period expires. To change your election with respect to all or a portion of the eligible options you previously elected to exchange, you must deliver to us a new, properly completed election form with your revised election information. There is no limit to the number of times you can change your election before the election deadline. However, the last properly completed, signed and dated election form we receive prior to the expiration of the offer period will be the one that governs your election. For more details, see “THE OFFER — Changing or Withdrawing Your Election” beginning on page 17.

33.  Can I withdraw my election to participate in the exchange offer altogether?

     Yes. You may withdraw your election to exchange eligible options at any time before the expiration of the offer period. To withdraw an election you previously made, you must either deliver to us a new, properly completed election form or amend the form you previously delivered by initialing and dating any changes. You must mark the designated box indicating that you wish to withdraw your election altogether. We must receive your withdrawal notice, submitted by interoffice mail, personal delivery or by fax, before the offer period expires. After you have withdrawn your election, you may change your mind and elect to participate again at any time before the offer period expires. However, the last properly completed, signed and dated election we receive prior to the expiration of the offer will be the one that governs your election.

     Notwithstanding the preceding paragraph, if we fail to accept and cancel your surrendered options on or before February 25, 2004, you will have another opportunity to withdraw your election. For more details, see “THE OFFER — Changing or Withdrawing Your Election” beginning on page 17. However, we do not expect that this additional withdrawal opportunity will arise, because we currently intend to accept and cancel all options surrendered for exchange on or about February 25, 2004.

34.  What will happen to eligible options that I elect not to exchange or that are not accepted for exchange?

     Nothing. Eligible options that you choose not to exchange or that are not accepted for exchange will remain outstanding and will retain their current exercise price, current vesting schedule and other current terms and conditions.

35.  Are there conditions to the exchange offer?

     Yes. The exchange offer is subject to a number of conditions that give Emulex the right to terminate or modify the offer. See “THE OFFER — Conditions of the Offer” beginning on page 22. Among other things, these conditions include the institution of legal proceedings or regulatory changes relating to the offer, extraordinary events such as the suspension of trading on a national securities exchange or the declaration of banking moratorium, the announcement of certain transactions involving a possible acquisition or change in control of Emulex or a significant increase or decrease in the market price of our common stock. If any of these conditions occurs before the expiration of the offer period, we have the right to amend or terminate the offer or postpone our acceptance and cancellation of any options you elect to exchange. We may or may not take advantage of this right. However, the offer is not conditioned on any minimum number of optionholders accepting the offer or a minimum number of options being exchanged.

36.  If I elect to participate in the exchange offer, do I have to return the stock option agreements for the eligible options I wish to exchange?

     No. You do not need to return your stock option agreements as they will automatically be cancelled when we accept your eligible options for exchange.

37.  Whom should I contact with questions about the offer?

     If you have questions about the offer or need assistance in completing the election process, please contact Kathy Cole, either by e-mail addressed to kathy.cole@emulex.com, or by telephone at (714) 885-3685. We will answer questions about this stock option exchange program, the terms of our Employee Stock Option Plan and the terms of the new options, but cannot alter the terms of the program, the plan or the options, or recommend whether or not you should accept the offer.

RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION

     Accepting our offer to exchange all or a portion of your eligible options involves a number of potential risks. Described below are some of the most significant risks of participating in the stock option exchange program. Such risks include risks relating to the terms of the exchange offer itself. In addition, you should also be aware of risks regarding our business and common stock, because an analysis of such risks may affect your decision whether or not to participate in the exchange offer. You should carefully consider the risks described below before deciding to exchange all or a portion of your eligible options. We urge all employees to read the remainder of this Offer to Exchange and to speak with your personal financial and tax advisors before deciding whether to accept our offer with respect to all or a portion of your eligible options.

Risks Related to the Exchange Offer

If our stock price increases after the date your eligible options are cancelled and before the new options are granted to you in the exchange, your cancelled options might have been worth more than the new options.

     The exercise price of the new options you receive in the exchange offer will be equal to the closing price of our common stock on the New York Stock Exchange on the replacement grant date (which is currently expected to be on or about August 26, 2004). As a result, the exercise price of any new option may be significantly higher than the current trading price of the Emulex common stock, and could be higher than the exercise price of your old options.

     The market price of our common stock on the replacement grant date is unknown at this time. In the past, the market price of our common stock has been very volatile, and it could continue to fluctuate significantly in the future as a result of a variety of factors, including those factors described below under “Risks Related to Our Common Stock.” Because any new options you receive in the exchange offer will be exercisable for a fewer number of shares than the old options you exchange, an increase in the market price of our common stock could significantly decrease the value of the new options. Such new options could have a higher exercise price than your existing options, and, in any event, will allow you to acquire a smaller number of shares than your existing options. On the other hand, if the price of our common stock on the option replacement date is significantly lower than the exercise price of the old options, and the trading value of the common stock appreciates significantly after such date, participation in the exchange offer may be beneficial to you.

     In determining whether to participate in the exchange offer, you should take into account that changes in the market price of Emulex common stock between now and the option replacement date could significantly affect the value of any new options. Also, you should be aware that the exchange ratios were established so that, based on the option valuation methodology used, the options surrendered by you in the exchange will be equal to or greater than the value of the new options granted to you.

If your employment with Emulex is terminated after your eligible options are cancelled but before we grant the new options, you will not receive any of the new options you otherwise would have received if you were still employed by Emulex on the replacement grant date.

     Once your options are cancelled, you have no further rights to them. Accordingly, if your employment terminates, whether voluntarily or involuntarily, after we have cancelled your eligible options but before the new options are granted, you will have lost all rights to and benefits of the cancelled options. You will lose these rights even if the surrendered options were fully vested. In addition, other than in the event of your death or permanent disability, you will not receive any of the new options you would have received if you were still employed by Emulex on the replacement grant date. Therefore, you could lose all of the benefits you expected to receive by participating in the stock option exchange program.

The expiration date of the new options you receive may be earlier than the expiration date of the options you exchange.

     The new options granted under the exchange program will expire six and three-quarters (6.75) years after the replacement grant date. The eligible options you surrender for exchange generally have expiration dates of up to ten years following the grant date of the option. Depending on the grant date of your eligible options, you may be giving up options with a later expiration date than the new options. In that case, you may lose the benefit of any appreciation in the price of our common stock that occurs after the new options expire but before the expiration date of the cancelled options.

The new options will not be incentive stock options for U.S. federal income tax purposes and, as a result, you may be deemed to have received taxable income upon exercise of the new options even if you do not sell the common stock issued upon exercise.

     All of the new options granted through this exchange program will be nonqualified stock options for U.S. federal income tax purposes. If you elect to exchange eligible stock options that are U.S. incentive stock options, you will not have the opportunity to realize any U.S. tax benefits that may have resulted upon the exercise of the incentive stock options. In particular, while the exercise of an incentive stock option is generally not a taxable event for U.S. federal tax purposes, ordinary income will generally be recognized by you upon exercise of non-qualified stock options in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. As a result, if you are unable or choose not to sell shares issued upon exercise of any new option immediately following exercise, you may be required to pay taxes (and we will be required to make certain withholdings) even though you will not have received any cash from the sale of the underlying shares. Moreover, if you elect to hold the shares issued upon exercise, you will be required to pay taxes based on the value of the stock at the time of exercise even if the price of the subsequently declines.

Risks Related to Our Common Stock

Our stock price is volatile.

     Prior to electing to exchange existing options for new options, you should compare the price at which our common stock is trading in the market to the exercise price of your existing options. Our common stock trades on the New York Stock Exchange under the symbol “ELX.” On January 16, 2004, the closing price of our common stock on the NYSE was $30.60 per share.

     The stock market in general and the stock prices in technology-based companies in particular have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. For example, from the beginning of our fiscal year ended 2002 through the end of our fiscal year ended June 29, 2003, the reported high and low sales price of our common stock ranged from a low of $7.85 to a high of $48.17 per share. Factors that could have a significant impact on the market price of our common stock include, but are note limited to, the following:

•	Quarterly variations in operating results;

•	Announcements of new products by us or our competitors;

•	The gain or loss of significant customers or design wins;

•	Changes in analysts’ earnings estimates;

•	Changes in analyst recommendations, price targets, or other parameters that may not be related to earnings estimates;

•	Rumors or dissemination of false information;

•	Pricing pressures;

•	Short selling of our common stock;

•	Dilution resulting from conversion of outstanding convertible subordinated notes into shares of our common stock;

•	General conditions in the computer, storage, or communications markets; or

•	Events affecting other companies that investors deem to be comparable to us.

Our shareholder rights plan, certificate of incorporation and Delaware law could adversely affect the performance of our stock.

     Our shareholder rights plan and provisions of our certificate of incorporation and of the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. The shareholder rights plan and these provisions of our certificate of incorporation and Delaware law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control which could harm our stock price.

Risks Related to Our Business

     Information concerning risk factors related to our business is included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2003 and is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

THE OFFER

1.  Eligible Employees

     We are extending the offer to employees of Emulex and our subsidiaries who hold at least one eligible option on January 21, 2004 and who have not received an option grant from Emulex during the six months prior to January 21, 2004. Our officers and members of our Board of Directors, former employees and retirees (as determined at the expiration of this offer) will not be eligible to participate.

     As of January 21, 2004, 224 employees were eligible to participate in the stock option exchange program. Participation in the program is voluntary.

     To be eligible to accept our offer to exchange all or a portion of your options, you must remain an eligible employee on the date your eligible options are accepted by us for exchange and cancellation. If your employment with Emulex or a subsidiary terminates for any reason at any time before we accept and cancel your surrendered options, you will be treated as if you elected not to participate in the exchange and your eligible options will be governed in accordance with their terms and conditions. If you are on an authorized leave of absence from Emulex or a subsidiary on the first day of the offer period and/or the date your eligible options are accepted by us for exchange and cancellation, you still will be considered to be an employee on those dates for purposes of participating in the stock option exchange program.

     Other than any grant of new options pursuant to the terms of this exchange offer, in no case will you receive any other consideration for your eligible options that have been accepted and cancelled by us, even if the options you elected to exchange were fully or partially vested.

     Except in the limited situations described below, in order to be eligible to receive new options to be granted pursuant to the exchange offer, you also must be employed by us or a subsidiary on the date the new options are granted (which is currently expected to be on or about August 26, 2004). Also, you must not have received an option grant from Emulex during the six months prior to the date the new options are granted. If you are on an authorized leave of absence from Emulex or a subsidiary on the date the new options are granted, you still will be considered to be an employee on that date for purposes of receiving the new options.

     If you become permanently disabled or die after we accept and cancel your surrendered options, but before the new options are granted, you or your estate or legal beneficiary will receive on the replacement grant date the portion of the new options that would have been fully vested on the new option grant date had you still been employed by us. The new options granted to you or your estate or legal beneficiary through this exchange program will be fully vested on the date of grant and you or your estate or legal beneficiary will have one year from the date of your permanent disability or death to exercise the new options; provided, however, that no such exercise may occur during the six month period following the grant date for the new options.

     Any new options will be vested at the time of grant in the same proportion as the surrendered options. However, no portion of the new options issued in the stock option exchange program may be exercised for a six month period following the new grant date. In addition, no portion of the new options will vest during the six month period following the grant date of the new options. As a result, if your employment terminates, whether voluntarily or involuntarily, for reasons other than your death, permanent disability or cause (as determined by Emulex) after the grant date of the new options but before six months following such new option grant date, upon expiration of the six month period following the new grant date, you will only be entitled to exercise that portion of the new option as was vested at the time of its grant and which has not otherwise expired. If your employment is terminated during this period for cause, as determined by Emulex, you will lose any of the new options granted.

     If you become permanently disabled or die within six months after the new options are granted, you or your estate or legal beneficiary will have one year following your permanent disability or death to exercise the portion of the new options that was fully vested on the date of grant; provided, however, that no such exercise may occur during the six month period following the grant date for the new options.

2. Number of Options

     As of December 28, 2003, options to purchase 4,573,390 shares of our common stock are held by eligible employees and of these options, 1,833,037 are eligible for exchange pursuant to this offer. The vast majority of these options have been granted under our Employee Stock Option Plan. We also have issued options in connection with our acquisition of Giganet, Inc. and Vixel Corporation, which options were originally issued under option plans of Giganet, Inc. and Vixel Corporation, respectively, and were converted into options to purchase our common stock. Because the options granted upon conversion of options issued by Giganet, Inc. are at relatively low exercise prices, none of the options granted upon conversion of options issued by Giganet, Inc. will be eligible for exchange pursuant to this offer. Because the options granted upon conversion of options issued by Vixel Corporation were issued within six months of the date of this offer, any options granted upon conversion of options issued by Vixel will not be eligible for exchange pursuant to this offer.

  Upon the terms and subject to the conditions of this offer, we will exchange outstanding options that:

•	are held by eligible employees;

•	have an exercise price between $30.04 per share and $109.03 per share; and

•	have an expiration date at least six months after the date of the existing option.

     All outstanding options that meet these criteria and that are held by eligible employees may be exchanged, whether or not the options are vested and regardless of the Emulex stock option plan under which they originally were granted (other than options granted upon conversion of options issued by Vixel).

     We designed the stock option exchange program so that the estimated value of any eligible options you exchange will be equal to or greater than the estimated value of the new options granted to you. In all cases, you will be required to surrender eligible options to purchase a greater number of shares than the number of shares subject to the new options to be granted to you pursuant to the exchange offer. As a result, fewer options will be outstanding after the exchange offer than were outstanding prior to commencement of the offer, which will reduce the potential dilution to our current stockholders of future option exercises.

     The exact number of eligible options you must surrender in order to receive one new replacement option was determined by us in consultation with independent third-party consultants. The following table sets forth the exchange ratios (i.e., the number of eligible options exchangeable for one new option) that apply to each tier of eligible options:

As an Example, if
You Exchanged
	Exchange Ratio	Options to Purchase
	(old options	100 Shares,
Exercise Price Range	to new options)	You Would Receive

$30.04 -$49.75	1.25 to 1	80 shares
$50.06 - $98.50	1.50 to 1	66 shares
$102.00 - $109.03	1.75 to 1	57 shares

New option grants calculated in accordance with the exchange ratios set forth above will be rounded down to the nearest whole share on a grant-by-grant basis.

     For your convenience, on your personalized election form, we have calculated the number of options you can expect to receive in exchange for your eligible options in each tier. See Question 31 on page 8 for information on how to obtain your personalized election form.

3.  Expiration Date; Extension of Offer

     The offer is currently scheduled to expire at 11:59 p.m. Pacific Time on February 24, 2004. We currently have no plans to extend the offer beyond this scheduled expiration date and time. However, we reserve the right, in our sole discretion, at any time and from time to time prior to 9:00 a.m. Pacific Time on February 25, 2004, and regardless of whether or not any event set forth in “ — Conditions to the Offer” (beginning on page 22), has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance and cancellation by us of any options you elect to exchange. If we extend the offer beyond the currently scheduled expiration date and time, we are required to announce the new expiration date no later than 9:00 a.m. Pacific Time on February 25, 2004. In our discretion, we also may subsequently extend the offer beyond any new expiration date and time we establish. Subsequent extensions must be announced by us no later than 9:00 a.m. Pacific Time on the first business day following the scheduled expiration of the offer. These announcements will be made in a manner reasonably designed to inform you of the extension. We currently expect to notify you of any extensions by e-mail, if you have an Emulex e-mail address, or otherwise by fax or hard copy memorandum distributed to your work or home address.

     For purposes of determining the deadlines described above, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., Pacific Time.

4.  Purpose of the Offer

     We believe that it is in the best interests of Emulex and our stockholders to implement and maintain competitive employee compensation, incentive and retention programs. Stock options have been, and continue to be, a key part of our employee compensation, incentive and retention program.

     Stock options give you the right to purchase a specified number of shares of our common stock at a specified price per share, called the “exercise price,” at a time after the option vests. The exercise price is the price per share of common stock equal to the fair market value of our common stock, as determined by the plan under which the stock option was granted, on the date that your stock option was granted to you. You have the ability to obtain an economic benefit from the option when the market value of our common stock is higher than the exercise price of your stock option at a time when the option is vested. If you exercise your option at a time when the market value of our common stock is greater than the exercise price per share of your option, the common stock you acquire will be worth more in the market than the price you paid for it. Of course, if the market value of our common stock (which fluctuates significantly based on a variety of factors) is less than the exercise price per share of your option, then the option generally will have little, if any, value to you.

     We believe that stock options can motivate and reward your efforts to promote the growth and success of our business. By granting stock options to you and other talented employees, we encourage you and other such employees to grow long-term shareowner value and continue your employment with us for the long term. By giving you the opportunity to acquire an ownership interest in our business, stock options also help align your interests with those of our stockholders.

     Because of the economic slowdown of the past two years and the resulting deterioration in the stock price of technology companies in general and storage sector companies such as Emulex in particular, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. We understand that, for our stock option program to provide the intended retention and performance incentives, you must feel that the options you hold provide you with an opportunity to realize value within a reasonable period of time. We believe this currently is not true for many of our employees who hold options to purchase our common stock.

     The stock option exchange program is intended to remedy this situation by providing you an opportunity to exchange all or a portion of your eligible options for new options. The new options will be exercisable for a lesser number of shares than the options you exchange and will have a new exercise price equal to the closing price of our common stock on the date the new options are granted. The new options also will have a new vesting schedule, meaning in most cases that you must continue your employment in order to realize any benefit from the new options.

5.  Procedures for Making an Election and Exchanging Options

     To validly exchange your eligible options pursuant to the offer, we must receive your properly completed election by 11:59 p.m. Pacific Time on February 24, 2004 or such later deadline that we designate if we extend the offer. We will not accept any election received after expiration of the offer.

     If you wish to exchange all or a portion of your eligible options, you must deliver your properly completed, signed and dated election form to Emulex, Attention: Kathy Cole by interoffice mail, personal delivery or fax to (714) 641-0172.

     ALL ELECTIONS MUST BE SUBMITTED TO EMULEX BY INTEROFFICE MAIL, FACSIMILE OR BY PERSONAL DELIVERY. ELECTIONS SUBMITTED TO EMULEX BY OTHER MEANS WILL NOT BE ACCEPTED.

     You will receive a personalized election form by fax or by hard copy distribution to your work or home address. The personalized election form contains instructions for exchanging your options. If you receive your personalized election form by fax or hard copy distribution and you wish to exchange all or a portion of your eligible options, you must deliver your properly completed, signed and dated election form to Kathy Cole at Emulex or by interoffice mail, personal delivery of fax at (714) 641-0172.

     We will treat as final the latest properly completed election that is received by us and is not validly withdrawn before the expiration of the offer. We will determine, in our sole discretion, all questions as to the proper form of documents and the validity, form and eligibility (including time of receipt and acceptance), of any options you elected to exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any and all elections that we determine not to be in final form or that we determine are unlawful to accept. We also reserve the right to waive, prior to the expiration of the offer, any condition of the offer or to waive any defect or irregularity in any election you make to exchange any particular eligible option, whether or not similar defects or irregularities are waived in the case of other eligible employees. If we determine that your election to exchange eligible options has any defects or irregularities, your election will not be deemed to have been validly made until all such defects and irregularities have been cured or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities with respect to any elections to exchange eligible options, and we will not incur any liability for failure to give any such notice.

     Your election to accept our offer and to exchange all or a portion of your eligible options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer, including the terms and conditions of the option agreement for the new options to be granted on the replacement grant date. The new option agreement is attached to this Offer to Exchange as Appendix A. Our acceptance for exchange and cancellation of the eligible options you elect to exchange pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. Subject to our right to extend, terminate or amend the offer, we currently expect that, promptly following the expiration of the offer, we will accept for cancellation all options you properly and timely elect to exchange that have not been validly withdrawn.

6.  Changing or Withdrawing Your Election

     You may change or withdraw your election to exchange eligible options only in accordance with the provisions of this section.

     You may change your election as many times as you would like prior to 11:59 p.m. Pacific Time on February 24, 2004, or such later deadline as we designate if the offer is extended.

     At any time before the expiration of the offer, you also may withdraw altogether your election to exchange eligible options. In addition, in accordance with rules of the SEC, if we fail to accept and cancel the options you elected to exchange on or before February 25, 2004, you may withdraw your election to exchange these options at any time after February 24, 2004 until we notify you that we have accepted and cancelled the options.

     If your employment with us terminates prior to the expiration of the offer, your election to exchange eligible options automatically will be deemed to be withdrawn. If your election to exchange eligible options is automatically withdrawn, you will no longer be eligible to participate in the offer, but you may be able to exercise your eligible options pursuant to their terms.

     If you wish to change or withdraw your election, you must deliver a revised election form to Kathy Cole at Emulex by interoffice mail, personal delivery or fax at (714) 641-0172. The revised election form must be properly completed, signed and dated. Any amendments to the election form previously delivered must be initialed and dated.

     In any case, the revised election must be received by Emulex before the expiration of the offer period.

7.  Acceptance of Options for Exchange and Issuance of New Options

     Upon the terms and subject to the conditions of the offer and promptly following the expiration of the offer, we currently intend to accept for exchange any options you properly elected to exchange and that are not validly withdrawn before the offer expires. If the offer expires on February 24, 2004, as currently scheduled, we expect to accept and cancel on February 25, 2004 the options you properly elect to exchange, and to grant new options to you on or about August 26, 2004 (the first business day that is at least six months and one day after we accept and cancel your surrendered options). However, the determination of the replacement grant date is in our sole discretion, and the dates indicated above also are subject to our right to extend, terminate or amend the offer.

     We will be deemed to have accepted and cancelled any options that you properly elected to exchange and have not properly withdrawn at the time that we disseminate notice to you of our acceptance and cancellation of such options. We expect to deliver such notice to you by e-mail, if you have an Emulex e-mail address, or in all other cases, by hard copy memorandum delivered to your work or home address. However, we may instead deliver such notice by another method. After we accept and cancel the options you elected to exchange, you will have no further rights with respect to those options or under the corresponding stock option agreements. By exchanging your options, you agree that the applicable stock option agreements will terminate upon cancellation of the options you elected to exchange.

     If we accept eligible options that you elect to exchange, we cannot grant you any new options until a day that is at least six months and one day after we accept and cancel your surrendered options in order to receive the accounting treatment we desire. Therefore, if you elect to exchange any eligible options pursuant to this exchange offer, you will not be granted any new options, whether pursuant to the stock option exchange program or otherwise, before a day that is at least six months and one day after we accept and cancel your surrendered options. The exercise price of the new options will be equal to the closing price of the common stock on the new grant date. We currently do not expect or intend to grant any options between the date this offer commences and the replacement grant date to employees eligible to participate in this stock option exchange program, even if any such employees decline to participate in the program.

8. Summary of Important Dates of the Offer

     Set forth below is a summary of the important dates of the offer. As is indicated elsewhere in this offer, we may change these dates in our discretion, subject to certain limitations described in this offer.

•	January 21, 2004 - Offer Date. Stock Option Exchange Election Forms distributed to eligible employees.

•	February 24, 2004 - Expiration Date. Last day for eligible employees to submit Stock Option Exchange Election Form, if participating. Form must be properly submitted by 11:59 p.m. Pacific Time (no exceptions).

•	August 26, 2004 - New Grant Date. The grant date may be changed by the board of directors, in its discretion, but must be at least six months and one day from the date we expect to accept the existing options for cancellation.

•	February 28, 2005 - First Day Vested New Options Can Be Exercised. This is the first business day that is at least six months following the assumed grant date of the new options.

•	May 28, 2005; August 28, 2005; November 28, 2005; February 28, 2006; May 28, 2006; August 28, 2006; November 28; 2006; and February 28, 2007 - Vesting Dates-Vesting dates for unvested portion of the new options (assuming a grant date of August 26, 2004). Options that are not vested on the date of grant vest ratably over eight quarters commencing on the nine month anniversary of the date of grant and on each three month anniversary of the date of grant thereafter.

•	May 27, 2011 - Expiration Date of New Options – Assumes the new options are granted on August 28, 2004. All new options will expire on the date that is six and three-quarters years (6.75 years) from the date of grant of the new options, unless earlier terminated as described in this offer.

9. Terms of Our Employee Stock Option Plan and the New Options

     All new options will be issued under our Employee Stock Option Plan (the “Employee Plan”) and evidenced by a new option agreement between you and Emulex in the form attached to this Offer to Exchange as Appendix A. The material terms of the Employee Plan and the new options to be granted under the plan through this stock option exchange program are summarized below.

     Types of Options. Two types of options may be granted under the Employee Plan: options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-qualified stock options not specifically authorized or qualified for favorable federal income tax consequences.

     Each new option issued in connection with the exchange offer will be nonqualified stock options for U.S. federal income tax purposes.

     Administration. The Employee Plan is administered by the Board of Directors, or in the discretion of the Board, by a Committee (“Committee”) consisting of two or more directors where each such director is a “non-employee director” (within the meaning of amended Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Currently, the Employee Plan is administered by the Compensation Committee of our Board. The Employee Plan administrator shall have exclusive authority to determine employees to whom options will be granted, the timing and manner of the grant of options, the exercise price, the number of shares covered by and all of the terms of options, the duration and purpose of leaves of absence which may be granted to optionees without constituting termination of employment for purposes of the Employee Plan and all other determinations necessary or advisable for administration of the Employee Plan. Members of the Committee are appointed by and serve at the pleasure of the Board and may be removed by the Board at its discretion. Our stockholders may elect to remove one or all of the members of the Board or of the Committee by voting for the removal of such members as directors.

     Eligibility. Any of our employees or any of our subsidiaries who does not own stock possessing more than 10% of the total combined voting power of all our classes of stock or any of our parent or subsidiary corporations is eligible to receive an option under the Employee Plan. However, only eligible employees will be entitled to participate in the exchange offer and receive new options in exchange for the surrender and cancellation of existing options. See “THE OFFER – Eligible Employees, beginning on page 13.

     Shares Subject to the Employee Plan. The aggregate number of shares of our common stock which may be issued pursuant to exercise of options theretofore or thereafter granted under the Employee Plan shall not exceed 33,690,000 shares (subject to adjustment pursuant to the “capitalization adjustment” provisions of the Employee Plan). Based on the number of options outstanding as of December 28, 2003, we may issue in the future a maximum of 12,664,533 shares upon exercise of options which are now outstanding or which may be granted in the future.

     Grant, Term and Conditions of Options. The purchase price for the shares subject to any option granted under the Employee Plan shall not be less than 100% of the fair market value of the shares of our common stock on the date the option is granted. The exercise price of the new options granted through this stock option exchange program will equal the closing price of our common stock on the date the new options are granted (which is currently expected to be on or about August 26, 2004). Accordingly, we cannot predict the exercise price of the new options to be granted through this exchange program. The price may be higher, lower or the same as the exercise price of the eligible options you elect to exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to accept our offer to exchange all or a portion of your eligible options.

     The purchase price for any shares purchased pursuant to exercise of an option granted under the Employee Plan must be paid in full upon exercise of the option in cash or, at the discretion of the Board or Committee, upon such terms and conditions as it may approve, by transferring to us for redemption shares of common stock at their fair market value. Notwithstanding the foregoing and subject to any applicable limitations on loans to officers under the rules and regulations of the Securities and Exchange Commission, we may extend and maintain, or arrange for the extension and maintenance of, credit to any optionee to finance his or her purchase of shares pursuant to exercise of an option on such terms as may be approved by the Board or Committee, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such credit is extended.

     No option shall be exercisable during the lifetime of an optionee by any other person. The Board or the Committee has the power to set the time(s) within which each option shall be exercisable and to accelerate the time(s) of exercise.

     Vesting. The new options granted through this stock option exchange program will be vested in the same proportion as the surrendered options. The remaining proportional number of unvested options will be vested ratably over eight quarters commencing on the nine month anniversary of the date of grant and on each three month anniversary of the date of grant thereafter. However, no portion of the new options issued in the stock option exchange program may be exercised for a six month period following the new option grant date. As a result, regardless of whether the surrendered options are currently vested, the new options may not be exercised for a period of at least one year following the date the existing options are surrendered.

     Term. Regardless of the remaining term of the surrendered options, the new options will expire on the earlier of:

•	six and three quarters (6.75) years from the new date of grant,

•	one year following termination of your employment due to your death or permanent disability,

•	the date your employment terminates if such termination is for cause as determined by Emulex, and

•	three months following termination of your employment or, if later, nine months following the grant date of the new options, in the event termination is for reasons other than death, permanent disability or cause.

     Mergers, Reorganizations and Consolidations. In the event of our liquidation or a merger, reorganization or consolidation with any other corporation in which we are not the surviving corporation or we become a subsidiary of another corporation, in either case after your eligible options are accepted and cancelled, but before the new options are granted, the resulting entity would be bound to grant the new options under the same terms as provided in the Offer to Exchange. However, as part of the terms of the acquisition, you might receive different securities or cash in exchange for your surrendered options. The type of consideration you receive, if any, in exchange for your eligible options and the number of shares subject to any new options granted would be determined by the acquisition agreement between us and the acquiror and would be based on the same principles applied to any other Emulex options outstanding at the time of the acquisition. Depending on the ratio applied to convert our common stock into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares you would have received from the acquiror if you had not participated in the exchange offer. Also, if you reside in a non-U.S. jurisdiction, the type and amount of consideration you would receive could vary depending on the specific facts and circumstances and local laws in your jurisdiction.

     If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our employees prior to the grant of new options under this option exchange program. If your employment is terminated by an acquiring company after your eligible options are accepted and cancelled but before the replacement grant date, you will (subject to the terms of the acquisition agreement between us and the acquiror) still receive the full amount of the replacement grant that you would have been entitled to receive if you continued to be employed by Emulex on that date, unless prohibited or impractical under local law.

     Employee Plan Amendments. The Employee Plan may be terminated or amended by the Board as it shall deem advisable. Without the authorization and approval of the stockholders, however, the Board may not make any amendments which would (i) increase the total number of shares covered by the Employee Plan, (ii) change the class of persons eligible to participate, or (iii) increase the benefits accruing to participants under the Employee Plan, whether by increasing the number of shares for which an option may be granted or otherwise.

     Term of Employee Plan. Unless sooner terminated by the Board in its sole discretion, the Employee Plan, as amended, will expire on December 31, 2010.

     Consideration. The new options will be granted in exchange for the cancellation of eligible options currently held by you. No cash consideration will be required to be paid for the new options.

     Adjustments. The number of shares or the character of our common stock could change as a result of a stock dividend, stock split, reverse stock split, other recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other similar corporate transaction or event affecting our common stock, as a result of which the Compensation Committee determines it appropriate to adjust the shares of common stock underlying your new option in order to prevent dilution or enlargement of your option. If you exercise all or any portion of a new option subsequent to any such event, you will receive upon exercise of the option the number and type of securities or other consideration that you would have received if you had exercised the option prior to the event changing the number or character of our shares of common stock. In other words, the shares underlying your option will be adjusted in the same manner as the shares of our common stock issued and outstanding at the time any such event occurs.

     Tax Consequences. If you are subject to tax in the United States, you should refer to “MATERIAL TAX CONSEQUENCES—United States” beginning on page 29 for a discussion of the material U.S. federal income tax consequences to you of exchanging eligible options and receiving new options under this stock option exchange program. If you are subject to tax in France or the United Kingdom, you should refer to the other sections of “MATERIAL TAX CONSEQUENCES” on pages 30 through 32 for a discussion of the material tax and other consequences to you of exchanging eligible options and receiving new options under this stock option exchange program. If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax consequences that may apply to you in more than one jurisdiction. Regardless of whether this Offer to Exchange contains a summary of material tax consequences, you should be sure to consult your legal and/or tax advisor to discuss any tax consequences.

10. Price Range of Common Stock Underlying the Options

     Our common stock has been listed on the New York Stock Exchange under the symbol “ELX” since June 24, 2002. Prior to that date, our common stock was listed on The Nasdaq National Market under the symbol “EMLX.” The following table sets forth the high and low sales prices by quarter as reported by the New York Stock Exchange and The Nasdaq National Market, as applicable.

	High	Low

Fiscal 2004
Second Quarter (through December 28, 2003)	$29.94	$23.85
First Quarter (through September 29, 2003)	$28.00	$19.70
Fiscal 2003
Fourth Quarter (through June 30, 2003)	$26.50	$18.67
Third Quarter (through March 30, 2003)	$25.50	$17.00
Second Quarter (through December 29,2002)	$26.64	$7.85
First Quarter (through September 29, 2002)	$26.25	$11.60
Fiscal 2002
Fourth Quarter (through July 1, 2002)	$34.95	$20.46
Third Quarter (through March 31, 2002)	$48.17	$26.30
Second Quarter (through December 30, 2001)	$42.44	$9.00
First Quarter (through September 30, 2001)	$40.93	$8.40

     On January 16, 2004, the latest practicable date prior to the finalization of this document, the last reported sale price per share of our common stock as reported on the New York Stock Exchange was $30.60 per share. We recommend that you review current market quotes for our common stock, among other factors, before deciding whether or not to exchange your eligible options. You may obtain market quotations in the Wall Street Journal or another financial newspaper or web site.

11. Source and Amount of Consideration

     We will issue new options to purchase common stock in exchange for eligible options that you properly elect to exchange and that we accept and cancel. We will grant the new options on a day that is at least six months and one day after we accept and cancel your surrendered options. The replacement grant date currently is expected to be on or about August 26, 2004. All new options granted in exchange for options you elected to exchange will be nonqualified stock options for U.S. federal income tax purposes and will be granted under our Employee Plan.

     If eligible employees elect to exchange all outstanding options eligible to be exchanged pursuant to this offer and all such options are accepted by us, we will cancel options to purchase a total of 1,833,037 shares of our common stock and will grant new options under our Employee Plan to purchase a total of 1,384,500 shares of our common stock. In this event, we would have 448,537 fewer stock options outstanding after the exchange is completed, and outstanding options would equal approximately 12.6% of our shares outstanding on January 14, 2004, in comparison to 13.2% in the event the exchange were not completed. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the stock option exchange program and any forfeitures or new grants under the our existing option plans. (The number of new options to be granted in exchange for eligible options that are accepted for exchange and cancelled will be determined as described in “—Number of Options” beginning on page 14.) Under the terms of the Employee Plan, the shares underlying any options cancelled in connection with the stock option exchange program shall again be available for options under the plan as if no option had been granted with respect to such shares.

12. Conditions of the Offer

     Notwithstanding any other provision of the offer, we will not be required to accept any options for exchange or cancellation, and our Board of Directors may determine to terminate or amend the offer and may postpone our acceptance and cancellation of any options exchanged, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after January 21, 2004 and prior to the expiration date of the offer, we determine that any of the following events has occurred, and, in the reasonable judgment of our Board of Directors, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options you elect to exchange:

•	there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, U.S. or non-U.S., before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the offer, the acquisition of some or all of the options elected to be exchanged pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (b) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

•	there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any legislative body, court, agency, tribunal or other authority (including but not limited to the National Association of Securities Dealers or the New York Stock Exchange) that, in our reasonable judgment, would or might directly or indirectly (a) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected to be exchanged illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer, (b) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the options elected to be exchanged, (c) materially impair the employee retention and motivation benefits we contemplate realizing from this offer, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;

•	there has occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement or escalation of a war, armed hostilities or other global or national calamity directly or indirectly involving the United States, (d) any event or circumstance causing significant instability with respect to U.S. homeland security, infrastructure, economic conditions or securities markets, (e) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States; or (f) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•	there has occurred (a) an increase in the market price of our common stock to $100.00 or more, or (b) a decrease in the market price of our common stock to $10.00 or less, in either case measured during any time period after the close of business on January 21, 2004;

•	there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the exchange offer;

•	a tender or exchange offer for any or all of our common stock, or any merger, business combination or other similar transaction proposal involving us, shall have been proposed, announced or made by any person; or

•	we have learned that (a) any entity, person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 10% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 2, 2003), (b) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock, or (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

     The conditions to the offer are for our sole benefit, and we may assert them before the expiration date regardless of the circumstances giving rise to any such condition. We may waive these conditions in whole or in part at any time prior to the expiration of the offer in our sole discretion. Our failure to exercise any of these rights at any time prior to the expiration of the offer will not be deemed a waiver of any such right; the waiver of any such right shall not be deemed a waiver of any other such right; and each such right shall be deemed an ongoing right that may be asserted or waived at any time before the expiration of the offer.

13. Termination; Amendment

     We also reserve the right, in our sole discretion, at any time and from time to time prior to the expiration of the offer, to terminate or amend the offer and to postpone our acceptance and cancellation of any options you elect to exchange upon the occurrence of any of the conditions specified in “—Conditions to the Offer,” beginning on page 22, by publicly announcing such termination or withdrawal. Our reservation of the right to delay our acceptance and cancellation of options you elect to exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

     Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any event set forth in “—Conditions to the Offer,” beginning on page 22, has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect before the end of the offer period, including, without limitation, by decreasing or increasing the consideration offered in the offer to employees or by decreasing or increasing the number of eligible options that may be exchanged or new options to be granted pursuant to this exchange offer. We may amend the offer at any time or from time to time prior to expiration of the offer by publicly announcing the amendment. If we extend the offer period, the public announcement of this amendment must be issued no later than 9:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be communicated to you promptly in a manner reasonably designed to inform you of the change. Because we can only amend the offer before the expiration of the offer period, you will still have an opportunity to change or withdraw your election after being notified of the amendment.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes to terms of the offer or information about the offer generally will depend on the facts and circumstances. However, under rules of the SEC, if we decide to take any of the following actions, we will publish notice of the action and, if the offer is scheduled to expire within 10 business days from the date we notify you of such action, we also will extend the offer for a period of 10 business days after the date the notice is published:

•	increase or decrease what we will give you in exchange for your options; or

•	increase or decrease the number of options to be exchanged in the offer.

14. Recommendation

     Our Board of Directors and our stockholders have approved this exchange offer. However, neither we nor our Board of Directors makes any recommendation as to whether you should exchange your eligible options, nor have we authorized any person to make any such recommendation. We do not know if the new options will have a lower exercise price than the eligible options. We recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors, and you should consult your personal financial and tax advisors if you have questions about how the exchange offer would affect your financial and/or tax situation.

INFORMATION ABOUT EMULEX

Emulex Corporation

     We are a leading designer, developer and supplier of a broad line of storage networking host bus adapters, or HBAs, and application-specific computer chips, or ASICs, that provide connectivity solutions for storage area networks, or SANs, network attached storage, or NAS, and redundant array of independent disks, or RAID, storage. HBAs are the data communication products that enable servers to connect to storage networks by offloading communication processing tasks as information is delivered and sent to the network. Our products are based on internally developed ASIC and embedded firmware and software technology, and offer support for a wide variety of SAN protocols, configurations, system interfaces and operating systems. Our architecture offers customers a stable applications program interface, or API, that has been preserved across multiple generations of adapters and to which many of the world’s leading Original Equipment Manufacturers, or OEMs, have customized software for mission-critical server and storage system applications.

     Recently, the majority of our revenues have been comprised of products based on Fibre Channel technology. Our Fibre Channel development efforts began in 1992 and we shipped our first Fibre Channel product in volume in 1996. According to IDC and Dataquest, in calendar 2001 we were the world’s largest provider of Fibre Channel host bus adapters, in terms of both revenue and units shipped. In March 2001, we acquired Giganet, Inc., a leading developer of storage networking products based on Ethernet and Internet Protocol, or IP, technologies. Our strategy with this acquisition is to leverage Giganet’s technology and extend our market-leading HBA APIs into Internet Small Computer Systems Interface, or iSCSI, and Virtual Interface, or VI, based storage networking market sectors.

     We have secured significant customer relationships with the world’s leading storage and server suppliers, including Sun, Dell, EMC, Fujitsu-Siemens, Groupe Bull, Hewlett-Packard, Hitachi Data Systems, IBM, NEC, Network Appliance and Unisys. In addition, we include industry leaders Brocade, Intel, INRANGE, Legato, McDATA, Microsoft, and Veritas among our strategic partners.

Recent Developments

     In November 2003, we acquired Vixel Corporation, a leading provider and innovator of embedded storage connectivity technologies for storage solution providers. Vixel’s embedded storage switching and storage networking products target OEM requirements for improved reliability, availability and serviceability in next-generation storage arrays, tape libraries and network attached storage appliances, while also delivering high performance and scalability. Vixel’s products have been deployed by leading solution providers such as HP, Apple, Network Appliance, Fujitsu, NEC, Xyratex, Sun Microsystems, Avid Technologies and BlueArc. We completed the acquisition of Vixel by means of a cash tender offer and a subsequent short-form merger through which we effectively purchased all outstanding shares of Vixel’s common stock, and warrants to purchase shares of Vixel’s common stock, for $10.00 per share, or a total of $298 million, in addition to transaction costs and options assumed. In addition to the purchase price paid for Vixel shares, each outstanding option to purchase shares of Vixel common stock was automatically converted into an option to purchase Emulex shares at a ratio of approximately 0.3633 Emulex options for each Vixel option converted. We reserved an aggregate of 2,203,901 shares of our common stock for issuance upon conversion of these options.

     In December 2003, we completed the sale of $450 million aggregate principal amount of convertible subordinated notes due 2023 which were issued in a private offering. In January 2004, the initial purchasers of the notes exercised their option to acquire an additional $67.5 million aggregate principal amount of the notes. The notes accrue interest at an annual rate of 0.25 percent and will be convertible, at the option of the holder and subject to the satisfaction of certain conditions, into Emulex common stock at an initial conversion price of $43.20 per share, subject to customary antidilution adjustments. At the initial conversion rate, each $1,000 principal amount of notes will be convertible into 23.148 shares of Emulex common stock. The notes will mature in twenty years and will not be callable for the first five years.

FINANCIAL INFORMATION

     Set forth below is certain summary financial information relating to us for the periods indicated. The summary financial information (other than book value per share) for our fiscal years ended June 29, 2003 and June 30, 2002 has been derived from the audited financial statements contained in our annual report on Form 10-K for our fiscal year ended June 29, 2003. The summary financial information set forth below for the three months ended September 28, 2003 and September 29, 2002 is unaudited.

	Year Ended		Three Months Ended

	June 29,	June 30,	September 28,	September 29,
	2003	2002	2003	2002

	(in thousands, expect per share data)
Summary Consolidated Statement of Operations Data:
Net revenues	$308,208	$254,741	$84,577	$70,425
Gross profit	196,168	131,870	56,250	42,543
Total operating expenses	126,349	236,214	26,053	22,536
Income (loss) before income taxes	105,951	(96,527)	36,433	50,604
Net income (loss)	65,689	(96,234)	22,588	31,981
Net income (loss) per share:
Basic	$0.80	$(1.18)	$0.27	$0.39
Diluted	$0.79	$(1.18)	$0.27	$0.37
Number of shares used in per share computations:
Basic	82,051	81,487	82,541	81,844
Diluted	87,914	81,487	87,472	89,166

	June 29,	June 30,	September 28,	September 29,
	2003	2002	2003	2002

	(in thousands)
Summary Consolidated Balance Sheet Data:
Total current assets	$498,232	$597,566	$455,720	$424,094
Total current liabilities	75,061	39,360	87,486	43,466
Working capital	423,171	558,206	368,234	380,628
Total assets	1,189,769	1,207,364	1,132,731	1,108,283
Retained earnings (accumulated deficit)	(11,134)	(76,823)	11,454	(44,842)
Total stockholders’ equity	901,930	823,004	927,111	856,299
Other Data:
Ratio of earnings to fixed charges(1)	19	N/A	33	27
Book value per share(2)	$10.94	$10.06	$11.22	$10.46

(1)     For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were insufficient to cover fixed charges by 96,527 for fiscal 2002.

(2)     Book value per common share is computed by dividing stockholder’s equity by the number of shares of common stock outstanding at the end of each period presented

     The financial information contained in our annual report on Form 10-K for our fiscal year ended June 29, 2003 and our quarterly report on Form 10-Q for the quarter ended September 28, 2003 is incorporated herein by reference. For instructions on how you can obtain copies of our SEC filings, see “ADDITIONAL INFORMATION” beginning on page 32.

INTERESTS OF OUR DIRECTORS AND OFFICERS

     A list of officers and members of our Board of Directors is attached to this offer as Appendix B. Under the terms of this stock option exchange program as approved by our Board of Directors and stockholders, our officers and members of our Board of Directors (as determined at the expiration of this offer) are prohibited from participating in the exchange offer.

     As of December 28, 2003, our directors and executive officers as a group (13 persons) held options to purchase a total of 5,791,594 shares of our common stock, which represented approximately 42% of the shares of common stock underlying all of our options outstanding as of December 28, 2003.

     The following table sets forth information regarding the beneficial ownership of Emulex stock options outstanding as of December 28, 2003 by our executive officers and directors, none of whom is permitted to participate in the stock option exchange program.

Name	Number of Options Outstanding

Fred B. Cox	110,000
Paul F. Folino	1,923,744
Michael P. Downey	110,000
Bruce C. Edwards	180,000
Robert H. Goon	70,000
Don M. Lyle	90,000
James M. McCluney	472,346
Kirk D. Roller	582,065
William F. Gill	267,668
Sadie A. Herrera	391,842
Karen Mulvany	702,619
Michael J. Rockenbach	527,425
Michael E. Smith	363,885
All directors and executive officers as a group (13 persons)	5,791,594

TRANSACTIONS AND ARRANGEMENTS
INVOLVING OUR STOCK OPTIONS

   During the 60 days prior to January 21, 2004, our directors and executive officers participated in the following transactions involving options to purchase shares of our common stock:

•	On December 11, 2003, Michael E. Smith exercised options to purchase 9,952 shares of our common stock at an exercise price of $9.94 per share.

•	On December 11, 2003, Mr. Smith sold 9,952 shares of our common stock at a price of $26.50 per share.

•	On December 12, 2003, Mr. McCluney exercised options to purchase 50,000 shares of our common stock at an exercise price of $6.91 per share.

•	On December 11, 2003, Mr. McCluney sold 50,000 shares of our common stock at a price of $26.724 per share.

   Except as described above, during the 60 days prior to January 21, 2004, there have been no transactions involving options to purchase shares of our common stock by Emulex or, to the best of our knowledge, by our executive officers, directors and other affiliates.

   There is no agreement, arrangement or understanding between Emulex or, to the best of our knowledge, any of our executive officers or members of our Board of Directors, and any other person for the purchase or acquisition from Emulex of any of our securities, except for the following as of December 28, 2003:

•	10,416,690 shares of our common stock issuable upon conversion of $450,000,000 original principal amount of the Company’s 0.25% Convertible Subordinated Notes due December 15, 2023 (the “Convertible Debt”);

•	an aggregate of 38,872,617 shares of our common sock reserved for issuance under our stock option plans; and

•	an aggregate of 950,000 shares of our common stock reserved for issuance under our employee stock purchase plan.

     ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE

     We have structured the stock option exchange program to comply with existing U.S. Financial Accounting Standards Board guidelines so that we will avoid any variable accounting compensation charges against our earnings. In other words, we expect to receive the same accounting treatment for the new options as we receive for currently outstanding options that are surrendered in the exchange.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the exchange offer because:

•	we will not grant any new options for at least six months and one day after we accept and cancel options you elect to exchange according to the terms of this offer;

•	the exercise price of all new options will equal the fair market value of our common stock on the replacement grant date;

•	no eligible employee has been granted any options during the six months immediately prior to the commencement date of this offer; and

•	no eligible employee who elects to exchange options pursuant to this offer will be granted any options until the replacement grant date.

STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER

     Any eligible options you elect to exchange pursuant to the offer that are accepted by us will be cancelled. If the eligible options originally were granted under our Employee Plan, the shares of common stock underlying such cancelled options will be returned to the pool of shares available for grants of future awards under our Employee Plan, including the new options to be granted under this stock option exchange program.

LEGAL MATTERS; REGULATORY APPROVALS

     Our acceptance of the offer to cancel the options you elect to exchange and to issue new options is subject to certain conditions, including the conditions described in “THE OFFER—Conditions to the Offer” beginning on page 22.

     We are not aware of any approval or other action by any U.S. federal or state governmental, administrative or regulatory authority or agency in the U.S. that is required for our grant to you or your ownership of the new options as described in this Offer to Exchange. If we become aware that any additional approval or other action is required, we intend to seek such approval or take such action to the extent we deem practical and appropriate. We cannot assure you that we will obtain any material required approval or be able to take any other required action. Therefore, we are unable to predict whether we will be required to restrict your participation in the exchange offer or terminate your ability to participate in the exchange offer (which could result in the return of your old options). We reserve the right to make all determinations with respect to legal and regulatory requirements and whether such requirements have been met.

MATERIAL TAX CONSEQUENCES

     The following section summarizes the likely material tax consequences of an exchange of eligible options for eligible employees who reside in the United States, France and the United Kingdom. This summary is of a general nature and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of employees. Tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. If you are subject to tax laws in more than one jurisdiction, you should be aware that there may be tax consequences that may apply to you in more than one jurisdiction. You also may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions.

     For all of these reasons, we urge you to consult your own legal and/or tax advisor to determine your tax liability and other legal implication in connection with the exchange of eligible options, the grant or exercise of a new option and the subsequent disposition of shares received upon exercise of a new option.

     The descriptions below are only a brief summary of the U.S. federal income tax, French and United Kingdom tax consequences of the exchange of eligible options under this offer, and is not intended to provide you with any tax advice in connection with this summary or this offer. We recommend that you consult your own tax advisor with respect to federal, state, local and foreign tax consequences of participating in this offer.

United States

     The following is a summary of the U.S. federal income tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to income tax in the United States. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations, proposed Treasury Regulations and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis.

     Option Exchange. We believe the exchange of your eligible options for new nonqualified stock options will be treated as a nontaxable exchange, and that you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe this will be the result whether or not your eligible options are incentive stock options or nonqualified stock options.

     Grant of New Option. Under current law, you will not realize taxable income upon the grant of a new nonqualified stock option.

     Exercise of New Option. When you exercise a new option, you will recognize ordinary income in an amount equal to the difference between (a) the fair market value on the date of exercise of the shares subject to the option and (b) the exercise price of the option. If you pay the exercise price by delivering other shares of our common stock then owned by you, you will recognize ordinary income in an amount equal to the fair market value of the number of shares received by you upon exercise that exceed the number of shares you delivered to pay the exercise price. In either case, the ordinary income you recognize upon exercise of the option will be subject to withholding and reporting of employment and income taxes at the time the option is exercised. We will be entitled to a tax deduction equal to the amount of ordinary income taxable to you if we comply with applicable reporting requirements.

     Sale of Shares. When you sell any shares acquired upon exercise of a new option, you will recognize gain or loss in an amount equal to the difference between the sale price of the shares and the adjusted tax basis of the shares. If you pay the exercise price in cash, your tax basis in the shares received upon exercise will equal the sum of (a) the option exercise price plus (b) the amount you recognized as ordinary income upon exercise of the option. If you pay the option exercise price by delivering other shares of our common stock then owned by you, your tax basis in the shares received upon exercise will equal the sum of (x) your adjusted tax basis for the delivered shares plus (y) the sum of the amount of the exercise price paid in cash, if any, plus (z) any amount you recognized as ordinary income upon exercise of the option.

     If, as usually is the case, the common stock is a capital asset in your hands, the gain or loss will be capital gain or loss. Any capital gain or loss you recognize upon sale of the shares will be taxed as long-term capital gain or loss if you have held the shares for more than 12 months and as short-term capital gain or loss if you have held the stock for 12 months or less. For purposes of determining whether you will recognize long-term or short-term capital gain or loss on your subsequent sale of the shares, the holding period will begin at the time you exercise the option. However, if you delivered shares to pay the exercise price and if, as usually is the case, the common stock is a capital asset in your hands, the holding period for a number of acquired shares having the same tax basis as the delivered shares will include the period during which you held the delivered shares.

France

     The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in France. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to tax as a result of the exchange of an eligible option for a new option.

     Grant of New Option. You will not be subject to tax when the new option is granted to you.

     Exercise of New Option. When you exercise the new option, you will be subject to income tax and social insurance contributions on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as salary income.

     If you elect to pay the exercise price with shares of Emulex common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

     Sale of Shares. When you sell the shares purchased upon exercise, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise. This tax applies only if the aggregate gross proceeds that you (and your spouse and children under the age of 18) receive from all sales of stock during a calendar year exceed a certain indexed amount, set at €15,000 for 2003.

     If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

     Withholding and Reporting. Your employer is not required to withhold income tax as a result of your participation in the stock option exchange program (including withholding of tax when you exercise your new option), provided that you are a French tax resident. However, because the spread at exercise will be considered salary income, your employer is required to report the spread on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social security contributions at the time you exercise your new option. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the stock option exchange program (i.e., spread at exercise and gain on sale of shares).

     Exchange Control Information. You may hold shares purchased under the new option outside of France, provided you declare all foreign accounts (whether open, current or closed) in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

United Kingdom

     The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in United Kingdom. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to income tax or National Insurance Contributions (“NICs”) as a result of the exchange of an eligible option for the grant of a new option.

     Grant of New Option. You will not be subject to income tax or NICs when the new option is granted to you.

     Exercise of New Option. You will be subject to income tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price (the “spread”). Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your option and for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This benefit will give rise to a further income tax charge.

     Subject to the favorable treatment described in the next paragraph, you will also be subject to the employees’ portion of NICs on the spread at exercise of your new option. With effect from 6 April 2003, employees’ NICs are payable at the rate of 11% up to the upper earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without limit. If you fail to pay to your employer the NICs due within 90 days of the date of exercise of your option, you may be deemed to have received a further taxable benefit equal to the amount of NICs due. This may give rise to a further income tax charge.

     If you were granted eligible options either (i) prior to April 6, 1999, or (ii) between April 6, 1999 and May 19, 2000 inclusive, and the eligible options were underwater on November 7, 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of new options granted to replace those options. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your new option.

     If you elect to pay the exercise price with shares of Emulex common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

     Sale of Shares. When you sell your shares, you will be subject to capital gains tax. For shares acquired after April 10, 2003, your taxable gain upon the sale of shares will be calculated as the difference between the sale proceeds and the fair market value of the shares on the date of exercise.

     An annual exemption is available to set against total gains of £7,900 for the tax year April 6, 2003 to April 5, 2004, and you may also be able to benefit from taper relief to reduce your taxable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which, in turn, depends on whether you continue to be employed by a company affiliated with Emulex).

     Withholding and Reporting. Your employer is required to withhold and report income tax and NICs at the time of exercise. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the difference. In addition, you will be responsible for paying any taxes owed as a result of the sale of the option shares. You will also be required to report the exercise of your new option and the subsequent disposal of your shares on your annual UK Tax Return.

FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting the exchange of eligible options pursuant to this offer.

ADDITIONAL INFORMATION

     We have filed with the SEC a Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all the information contained in the Schedule TO and the exhibits to the

Schedule TO. We recommend that you review the Schedule TO and the exhibits thereto (which include the Emulex Corporation Employee Stock Option Plan, as amended and restated through the date hereof), and the following documents we have filed with the SEC before making a decision on whether to exchange your options. This Offer to Exchange incorporates by reference the following, each of which was previously filed with the SEC and each of which has an SEC file number of 001-31353:

          (a) Our Annual Report on Form 10-K for the fiscal year ended June 29, 2003.

          (b) Our Quarterly Report on Form 10-Q for the quarter ended September 28, 2003.

          (c) Our Current Report on Form 8-K filed on October 8, 2003.

          (d) Our definitive proxy statement for our 2003 annual meeting of stockholders, filed with the SEC on October 21, 2003.

          (e) Our Current Report on Form 8-K filed on November 28, 2003.

          (f) Our Current Report on Form 8-K filed on December 9, 2003.

          (g) Our Current Report on Form 8-K filed on December 10, 2003.

          (h) Our Current Report on Form 8-K filed on January 12, 2004.

          (i) The description of our common stock and common stock purchase rights contained in any registration statement on Form 8-A filed by us under the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All of the documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including periodic reports such as quarterly reports on Form 10-Q and current reports on Form 8-K, from the date of this Offer to Exchange to the expiration of the offer shall be deemed to be incorporated herein by reference and will automatically update the information contained in this Offer to Exchange.

     You may read and copy any document Emulex files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s Web site at www.sec.gov and on Emulex’s Web site at www.emulex.com. However, the information on the SEC’s and Emulex’s web site does not constitute a part of this offering circular.

     Our common stock is quoted on the New York Stock Exchange under the symbol “ELX.”

     You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600
Attn: Investor Relations

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

     Discussion contained in this document and other reports and statements filed by us from time to time with the SEC (the “SEC Filings”), contain or may contain certain forward-looking statements and information that are based on the beliefs of our management as well as estimates and assumptions made by, and information currently available to, our management. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly from those expressed in the forward-looking statements, and there can be no assurance that the forward-looking statements contained in this document and the SEC Filings will in fact occur. We generally identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or similar terms that refer to the future. We cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements include, but are not limited to, statements that relate to:

•	our future revenue;

•	product development;

•	product demand, acceptance and market share;

•	competitive products and pricing;

•	manufacturing efficiencies;

•	gross margins;

•	the successful integration of our current or future acquisitions;

•	levels of research and development and operating expenses;

•	future sales of products to our customers;

•	management’s plans and objectives for current and future operations; and

•	the sufficiency of financial resources to support future operations and capital expenditures.

     These forward-looking statements are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are subject to the “safe harbor” provisions created by these statutes. Such forward-looking statements are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the headings “Risk Factors,” included in this document and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our SEC Filings. These risks, uncertainties and changes in condition, significance, value and effect could cause actual results to differ materially from those expressed in this offering circular and in ways not readily foreseeable.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this offering circular and of information currently and reasonably known. We undertake no obligation to release any revisions to these forward-looking statements which may be made to reflect events or circumstances which occur after the date of this offering circular or to reflect the occurrence or effect of anticipated or unanticipated events.

MISCELLANEOUS

     We have not authorized any person to make any recommendation or representation with respect to this exchange offer or to give you any information in connection with this offer other than the information contained in this Offer to Exchange and the related offering documents filed by us with the SEC. If any other person makes any recommendation or representation to you or gives you any information relating to this exchange offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

     Emulex reserves the right to take any actions necessary to correct any administrative errors made in connection with implementation of the stock option exchange program. Such corrective actions may be taken prior to or after eligible options have been accepted for exchange and cancelled.

APPENDIX A
FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS

EMULEX CORPORATION
EMPLOYEE STOCK OPTION PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

(Stock Option Exchange Program)

     This Nonqualified Stock Option Agreement (“Agreement”) is made and entered into by and between Emulex Corporation, a Delaware corporation (“Company”), and the Employee identified in the “Emulex Corporation Notice of Grant of Stock Option” (“Grant Notice”) which is attached hereto (“Optionee”), as of the “Grant Date” set forth in the Grant Notice, with respect to the following facts:

     A.     By electing to participate in the Company’s Stock Option Exchange Program, Optionee has consented to and agreed to be bound by all terms and conditions of this Agreement. This Agreement together with the Grant Notice contain the terms and conditions for the following individual option grants (each, an “Option”) that have been made by the Company pursuant to Optionee’s decision to participate in the Company’s Stock Option Exchange Program.

     B.     The Company has adopted and the stockholders of the Company have approved the Emulex Corporation Employee Stock Option Plan (“Plan”) pursuant to which the Company is authorized to grant stock options to employees of the Company or its subsidiaries;

     C.     Optionee has received and reviewed a copy of the Plan; and

     D.     Optionee is an employee of the Company or a subsidiary.

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound, the parties agree as follows:

     1.     Grant of Stock Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Optionee a nonqualified stock option (“Option”) to purchase from the Company, at the “Option Price Per Share” set forth in the Grant Notice, the “Total Number of Shares” of the Company’s authorized and unissued or reacquired shares of common stock set forth in the Grant Notice.

     2.     Nonqualified Stock Option. The Stock Option granted to Optionee pursuant to this Agreement is intended to be a “nonqualified stock option” and is not subject to the qualification requirements and limitations applicable to incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”).

     3. Administration. The Plan provides that the Plan Administrator shall be the Board of Directors of the Company (“Board”) or a committee (“Committee”) consisting of not less than two (2) individuals appointed by the Board. Subject to the provisions of the Plan, the Plan Administrator shall have authority to construe and interpret the Plan and this Agreement, to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan and this Agreement, and to make all of the determinations necessary or advisable for administration of the Plan and this Agreement. The interpretation and construction by the Plan Administrator of any provision of this Agreement, shall be final and binding upon all parties. No member of the Plan Administrator shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or this Agreement.

     4.     Term of Stock Option. Unless earlier exercised pursuant to Section 5 below, the Stock Option shall terminate on, and shall not be exercisable after, the expiration of the earliest of (a) six years and nine months (6.75 years) after the Grant Date set forth in the Grant Notice, (b) three (3) months after the date Optionee’s employment with the Company and its subsidiaries terminates or, if later, nine months following the Grant Date set forth in the Grant Notice, if such termination is for any reason other than permanent disability, death or cause, or (c) the date Optionee’s employment with the Company and its subsidiaries terminates if such termination is for cause as determined by the Plan Administrator, in its sole discretion, or (d) one (l) year after the date Optionee’s employment with the Company and its subsidiaries terminates, if such termination is a result of death or permanent disability (as defined in the Plan), or death or permanent disability results within not more than three months of the date on which the Optionee ceases to be an employee.

     5.     Exercise.

          5.1 Exercisability. Subject to the terms and conditions of this Agreement, the Total Number of Shares of Common Stock of the Company specified in the Grant Notice as “Vested Shares” shall be fully vested as of the Grant Date and an additional 12.5% of the Total Number of Shares that are not “Vested Shares” on the Grant Date shall vest commencing on the nine month anniversary of the Grant Date and on each three month anniversary of the Grant Date thereafter, if Optionee is still employed by the Company or one of its subsidiaries on such dates, until the Stock Option has become exercisable with respect to the Total Number of Shares of Common Stock of the Company set forth in the Grant Notice; provided, however, that none of the Stock Options may be exercised until the expiration of six months from the Grant Date. The Stock Option may be exercised by Optionee with respect to any shares of Common Stock of the Company covered by the Stock Option at any time on or after the date on which the Stock Option becomes exercisable with respect to such shares; provided that the Stock Option may not be exercised at any one time with respect to less than one hundred (100) shares of Common Stock of the Company, unless the number of shares with respect to which the Stock Option is exercised is the Total Number of Shares with respect to which the Stock Option is exercisable at that time.

          Anything set forth in this Agreement to the contrary notwithstanding, the Stock Option may not be exercised after the time Optionee ceases to be an employee of the Company and its subsidiaries (irrespective of the cause) except to the extent it would have been exercisable by Optionee at such time.

          5.2 Notice of Exercise. Optionee shall exercise the Option by delivering to the Company, either in person or by certified or registered mail, written notice of election to exercise and payment in full of the purchase price as provided in Subsection 5.3 of this Agreement. The written notice shall set forth the whole number of shares with respect to which the Option is being exercised.

          5.3 Payment of Purchase Price. The purchase price for any shares of common stock of the Company with respect to which Optionee exercises this Option shall be paid in full at the time Optionee delivers to the Company the written notice of election to exercise. The purchase price shall be paid in cash, by check, or, at the discretion of the Plan Administrator, upon such terms and conditions as the Plan Administrator shall approve, either by (a) a copy of instructions to a broker directing such broker to sell the Common Stock for which such Option is exercised, and to remit to the Company the aggregate exercise price of such Options (a “cashless exercise”), or (b) by transferring to the Company for redemption shares of common stock of the Company at their Fair Market Value (determined as defined in the Plan) in the form and manner specified by the Plan Administrator (a “stock-for-stock exercise”). In addition to the purchase price, the Optionee shall pay the amount of tax required to be withheld (if any) by the Company or any parent or subsidiary corporation as a result of the exercise of an Option. At the discretion of the Plan Administrator, upon such terms as the Plan Administrator shall approve, the Optionee may pay all or a portion of the tax withholding by (i) cash or check payable to the Company, (ii) cashless exercise, (iii) stock-for-stock exercise, or (iv) a combination of (i), (ii) and (iii). Notwithstanding the foregoing, the Company, in its sole discretion, may extend and maintain, or arrange for the extension and maintenance of, credit to Optionee to finance payment of the purchase price on such terms as may be approved by the Plan Administrator.

     6.     Issuance of and Restriction on Shares. Promptly after the Company’s receipt of the written notice of election provided for in Subsection 5.2 above and Optionee’s payment in full of the purchase price, the Company shall deliver, or cause to be delivered to Optionee, certificates for the whole number of shares with respect to which the Stock Option is being exercised by Optionee. Shares shall be registered in the name of Optionee. If any law or regulation of the Securities and Exchange Commission or of any other federal or state governmental body having jurisdiction shall require the Company or Optionee to take any action prior to issuance to Optionee of the shares of Common Stock of the Company specified in the written notice of election to exercise, or if any listing agreement between the Company and any national securities exchange requires such shares to be listed prior to issuance, the date for the delivery of such shares shall be adjourned until the completion of such action and/or such listing.

     7.     Fractional Shares. In no event shall the Company be required to issue fractional shares upon the exercise of any portion of the Stock Option.

     8.     Rights as a Stockholder. Optionee shall have no rights as a stockholder of the Company with respect to any shares covered by the Stock Option until the date of the issuance of a share certificate for such shares. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 9 below.

     9.     Capital Structure Adjustments. Except as otherwise provided herein, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Stock Option and the purchase price of such shares in the event of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation, or like change in the capital structure of the Company. In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly owned subsidiary of another corporation, any unexercised portion of this Stock Option shall be deemed cancelled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume this Stock Option or to use substitute options in place thereof; provided, however, that, notwithstanding the foregoing, if such Stock Options would otherwise be cancelled in accordance with the foregoing, the Optionee shall have the right, exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation, to exercise the vested portion of this Stock Option without regard to any restrictions on exercisability. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Plan Administrator, the determination of which shall be final, binding, and conclusive.

     10.     No Transfer of Stock Option. Optionee may not transfer all or any part of the Stock Option except by will or the laws of descent and distribution, and the Stock Option shall not be exercisable during the lifetime of Optionee by any person other than Optionee.

     11. Investment Representation. Optionee hereby represents and warrants to the Company that he is acquiring the Stock Option and the Common Stock thereto for his own account and not with a view to or for sale in connection with any distribution thereof. Optionee hereby further represents and warrants to, and agrees with, the Company that, if he exercises the Stock Option in whole or in part at a time when there is not in effect under the Securities Act of 1933, as amended, a registration statement covering the shares issuable upon exercise of the Stock Option and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of said Act, that Optionee may be required, as a condition of issuance of the shares of Common Stock of the Company covered by the Stock Option, to represent to the Company that the shares issued pursuant to the exercise of the Stock Option are being acquired for investment and without a view to distribution thereof; and that in such case the Company may place a legend on the certificate(s) evidencing the shares of the Common Stock of the Company issued upon exercise of the Stock Option reflecting the fact that the shares were acquired for investment and cannot be sold or transferred unless registered under said Act or unless counsel for the Company is satisfied that the circumstances of the proposed transfer do not require such registration. In addition, the Company may place a legend on the certificates evidencing the shares reflecting the fact that they are subject to restrictions on transfer under the terms of Section 6 hereof.

     12.     General Provisions.

          12.1 Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understandings, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement.

          12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

          12.3 Notices. Any notice given pursuant to this Agreement may be served personally on the party to be notified or may be mailed, with postage thereon fully prepaid, by certified or registered mail, with return receipt requested, addressed as set forth by the party’s signature of this Agreement or at such other address as such party may designate in writing from time to time. Any notice given as provided in the preceding sentence shall be deemed delivered when given, if personally served, or ten (10) business days after mailing, if mailed.

          12.4 Further Acts. Each party to this Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be reasonably necessary to carry out the provisions of this Agreement.

          12.5 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.

          12.6 Modification and Amendment. This Agreement may not be modified, extended, renewed or substituted without an amendment or other agreement in writing signed by the parties to this Agreement.

APPENDIX B

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF EMULEX

     The executive officers and members of the Board of Directors of Emulex and its subsidiaries and their positions as of December 28, 2003 are set forth in the following table.

Name	Position

Fred B. Cox	Chairman Emeritus
Paul F. Folino	Chairman of the Board and Chief Executive Officer
Michael P. Downey	Director
Bruce C. Edwards	Director
Robert H. Goon	Director
Don M. Lyle	Director
James M. McCluney	President and Chief Operating Officer
Kirk D. Roller	President, Worldwide Sales Group
William F. Gill	Executive Vice President, Worldwide Sales
Sadie A. Herrera	Executive Vice President, Human Resources
Karen Mulvany	Executive Vice President, Business Planning and Development
Michael J. Rockenbach	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Michael E. Smith	Executive Vice President, Worldwide Marketing

     Mr. Cox is a founder of the Company and has served as a director since its inception in 1979 and served as Chairman of the Board until July 2002 at which time he was named Chairman Emeritus. Mr. Cox served as the Company’s Chief Executive Officer from its inception until he retired in October 1990. From November 1991 until November 1994, Mr. Cox served as President of Continuus Software Corporation, a developer and marketer of computer software products, and served as a member of its Board of Directors until its acquisition in December 2000.

     Mr. Folino has served as a director and as Chief Executive Officer of the Company since May 1993 and served as its President from May 1993 until July 2002. In July 2002, he was appointed as Chairman of the Board. From January 1991 to May 1993, Mr. Folino was President and Chief Operating Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products.

     Mr. Downey has served as a director of the Company since February 1994 and is Chairman of the Audit Committee. From 1986 to 1997, Mr. Downey served as the senior financial executive of Nellcor Puritan Bennett and one of its predecessors, a manufacturer of medical instruments. From 1984 to 1986, Mr. Downey was Vice President of Finance with Shugart Corporation, a manufacturer of disk drives. Mr. Downey serves as Chairman of the Board of Artisoft Inc., a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000. Mr. Downey also serves as a director and a member of the audit committee of First Consulting Group, Inc.

     Mr. Edwards was appointed as a director of the Company on May 18, 2000. Since February 1996, he has served as President, Chief Executive Officer and as a director of Powerwave Technologies, Inc., a developer of wireless communications products. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994.

B-1

     Mr. Goon has served as a director of the Company since its inception in 1979. He has been engaged in the practice of law for 36 years. From before 1995 until October 1999, he was a partner in the law firm of Jeffer, Mangels, Butler & Marmaro LLP, counsel to the Company. Since November 1999, he has been a sole practitioner. Mr. Goon is also a director of Coastcast Corporation, a manufacturer of investment-cast golf clubheads and medical devices, and of Artisoft, Inc.

     Mr. Lyle has served as a director of the Company since February 1994 and is Chairman of the Compensation Committee. Since 1983 he has served as an independent consultant to various computer and venture capital companies and as a principal of Technology Management Company, a management consulting firm specializing in high technology companies. Mr. Lyle also serves as a member of the Board of Directors of several private companies.

     Mr. McCluney has served as President and Chief Operating Officer of the Company since our acquisition of Vixel in November 2003. Mr. McCluney previously served as president, chief executive officer and director of Vixel since April 1999 and the chairman of the board of directors of Vixel since January 2000. From October 1997 to January 1999, he served as president and chief executive officer of Crag Technologies, formerly Ridge Technologies, a storage system manufacturer. From October 1994 to September 1997, Mr. McCluney served in various positions at Apple Computer, including senior vice president of worldwide operations and vice president of European operations.

     Mr. Roller joined the Company in April 1998 as vice president, worldwide sales. Mr. Roller was promoted to chief operating officer in December 2000, to president and chief operating officer in July 2002 and to President, Worldwide Sales Group in November 2003. Prior to joining the Company, Mr. Roller spent three years with Compaq Computer Corporation’s Networking Product Division, most recently as director and general manager of their NIC Business Unit. Prior to that, Mr. Roller spent two years as director of sales and marketing for InterConnections, Inc., a subsidiary of the Company.

     Mr. Gill joined the Company in January 2000 as vice president, OEM sales and in December 2000, was promoted to executive vice president worldwide sales. The year before joining the Company, Mr. Gill was director, business development for Pinnacle Multimedia, a developer of training management software. From 1994 to 1999, he held various senior sales positions with 3Com and U.S. Robotics.

     Ms. Herrera joined the Company in 1988 as benefits administrator, and was promoted to vice president, human resources in May 1995 and executive vice president, human resources in December 2000. Ms. Herrera had over 15 years of human resource management experience with the Remex Division of Ex-Cell-O/Textron Corporation and other companies prior to joining the Company.

     Ms. Mulvany joined the Company as vice president, business planning and development in March 2000 and was promoted to executive vice president, business planning and development in December 2000. Prior to joining the Company, Ms. Mulvany consulted for the Company and various other technology companies since 1991 in the areas of investor relations, mergers and acquisitions, strategic planning and corporate finance.

     Mr. Rockenbach joined the Company in 1991 and has served as the Company’s executive vice president and chief financial officer since December 2000. Prior to that, he was vice president and chief financial officer. From 1991 to 1996, Mr. Rockenbach served in senior finance and accounting positions with the Company. From 1987 until joining the Company, Mr. Rockenbach served in various manufacturing finance and financial planning positions at Western Digital Corporation. Most recently he was manager of financial planning for the microcomputer products division.

     Mr. Smith joined the Company in October 1998 as senior director of Fibre Channel marketing and was promoted to vice president, Fibre Channel marketing in June 1999, then to vice president, worldwide marketing in August 1999 and subsequently to executive vice president worldwide marketing in December 2000. Prior to joining the company, Mr. Smith spent 2½ years with Adaptec, Inc. as marketing manager of peripheral technologies solutions and most recently as marketing manager, Fibre Channel products. From 1986 to 1996, Mr. Smith held various engineering and marketing positions with Western Digital Corporation, most recently as director of marketing, I/O products.

B-2